Exhibit 99.1

SmartStop

Self Storage REIT, Inc.

...The Smarter Way to Store!™

October 12, 2021

Dear Stockholder:

Thank you for your continued investment in SmartStop Self Storage REIT, Inc. (“SmartStop”). We are writing today to inform you of an update to the timing of the payment of your October distribution as a result of our pending determination of an updated net asset value (“NAV”) per share.

As you are aware, our board of directors previously approved an estimated NAV of $10.40 per share for our common stock on April 20, 2020, and we are required to update our NAV periodically. We are in the final stages of completing an updated NAV calculation as of June 30, 2021, and as a result, we are delaying the payment of distributions by approximately one week for October 2021 only.

Accordingly, while you would have ordinarily received your next distribution payment on or about October 15, 2021, you will receive this next distribution payment on or about October 22, 2021. This change in the timing of the distribution payment will not affect the amount of the distribution payment—whether you have elected to receive cash or whether you are enrolled in our distribution reinvestment plan (“DRP”). If you are enrolled in the DRP, your distributions will be reinvested at a purchase price per share equal to the updated NAV. We will resume our regular mid-month schedule for the payment of distributions starting in November 2021.

If you have any questions or concerns regarding the foregoing, please reach out to our investor relations team.

On a separate matter, we would like to inform you that we continue to be excited about our performance and the direction of our company, particularly how well we were able to perform—and continue to perform—during the COVID-19 pandemic. If you would like to read more, please see our press release reporting second quarter earnings results issued on August 17, 2021.

Thank you again for your investment in SmartStop.

Continued successes,

H. Michael Schwartz

Chairman of the Board of Directors

Chief Executive Officer